Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NEVRO CORP.

Nevro Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware Corporate Law”), hereby certifies as follows:

A.            The name of this corporation is Nevro Corp.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 4, 2006 under the name NBI Development, Inc.   The Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 8, 2013.

B.            This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the corporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the Delaware Corporate Law and approved by the requisite vote of the holders of shares of capital stock of this corporation, acting by written consent in accordance with Section 228 of the Delaware Corporate Law.

C.            Article IV, Section A of the Amended and Restated Certificate of Incorporation of the corporation shall be amended and restated in its entirety as follows:

“Authorized Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock,” each with par value $0.001 per share.  The total number of shares of capital stock which the Corporation shall have authority to issue is Eight Hundred Thirty-Six Million Nine Hundred Ninety-Three Thousand Eight Hundred Thirty-One (836,993,831) shares, consisting of Four Hundred Seventy-Two Million (472,000,000) shares of Common Stock, and Three Hundred Sixty-Four Million Nine Hundred Ninety-Three Thousand Eight Hundred Thirty-One (364,993,831) shares of Preferred Stock, One Hundred Thirty Million Five Hundred Eight Thousand Eighty-One (130,508,081) shares of which are hereby designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), One Hundred Thirty Million Eight Hundred Fourteen Thousand Forty-Five (130,814,045) are hereby designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and One Hundred Three Million Six Hundred Seventy-One Thousand Seven Hundred Five (103,671,705) shares of which are hereby designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”).”

D.            In Section 7(c) of Article IV, Section B of the Amended and Restated Certificate of Incorporation of the corporation the text reading “not less than 60% of the outstanding shares of Series C Preferred Stock” shall be amended and restated to read:  “not less than 71% of the outstanding shares of Series C Preferred Stock”.

E.            In Section 8(a)(i) of Article IV, Section B of the Amended and Restated Certificate of Incorporation of the corporation the text reading “at least 70% of the then outstanding shares of Series C Preferred Stock” shall be amended and restated to read:  “at least 71% of the then outstanding shares of Series C Preferred Stock”.

F.             All other provisions of the Amended and Restated Certificate of Incorporation of the corporation shall remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, Nevro Corp. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 5th day of March, 2013.

NEVRO CORP.

By:	/s/ Michael DeMane
Michael DeMane
Chief Executive Officer

SIGNATURE PAGE TO NEVRO CORP.

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION